Exhibit 99.2

PART I—FINANCIAL INFORMATION

Item 1.   Financial Statements

AEP INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(UNAUDITED)

	January 31,	October 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,362	$9,508
Accounts receivable, less allowance for doubtful accounts of $5,506 and $5,411 in 2005 and 2004, respectively	74,586	76,725
Inventories, net	70,837	55,686
Deferred income taxes	4,262	4,296
Other current assets	9,630	7,168
Assets held for sale	7,226	7,092
Assets of discontinued operations	128,977	133,028
Total current assets	297,880	293,503
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization of $229,223 in 2005 and $224,174 in 2004	128,004	126,653
GOODWILL	17,594	17,939
DEFERRED INCOME TAXES	3,166	3,431
OTHER ASSETS	10,002	10,884
Total assets	$456,646	$452,410
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings, including current portion of long-term debt	$9,526	$11,193
Accounts payable	48,169	51,485
Accrued expenses	24,410	34,249
Liabilities of discontinued operations	64,597	68,919
Total current liabilities	146,702	165,846
LONG-TERM DEBT	250,249	226,837
DEFERRED TAX LIABILITY	1,604	1,645
OTHER LONG-TERM LIABILITIES	11,076	9,723
Total liabilities	409,631	404,051
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Preferred stock $1.00 par value; 1,000,000 shares authorized; none issued	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 10,624,178 and 10,592,125 shares issued in 2005 and 2004, respectively	106	106
Additional paid-in capital	98,193	97,899
Treasury stock at cost, 2,187,275 shares in 2005 and 2004	(48,585)	(48,585)
Retained earnings	4,714	11,211
Accumulated other comprehensive loss	(7,413)	(12,272)
Total shareholders’ equity	47,015	48,359
Total liabilities and shareholders’ equity	$456,646	$452,410

The accompanying notes to the consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share data)

	For the Three Months Ended January 31,
	2005	2004
NET SALES	$177,322	$139,759
COST OF SALES	148,283	114,387
Gross profit	29,039	25,372
OPERATING EXPENSES
Delivery	7,727	7,131
Selling	7,748	8,027
General and administrative	6,715	4,770
Total operating expenses	22,190	19,928
OTHER OPERATING INCOME (EXPENSE)
Gain (loss) on sales equipment, net	168	2
Operating income from continuing operations	7,017	5,446
OTHER INCOME (EXPENSE):
Interest expense	(6,272)	(5,958)
Other, net	(234)	64
	(6,506)	(5,894)
Income (loss) from continuing operations before provision for income taxes	511	(448)
PROVISION FOR INCOME TAXES	1,215	1,158
Loss from continuing operations	(704)	(1,606)
DISCONTINUED OPERATIONS:
Pre-tax income (loss) from operations	(1,190)	764
Loss from disposition	(4,719)	0
Income tax provision (benefit)	(116)	(36)
(Loss) income from discontinued operations	(5,793)	800
Net loss	$(6,497)	$(806)
EARNINGS (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Loss from continuing operations	$(0.17)	$(0.09)
Loss from discontinued operations	$(0.60)	$(0.01)
Total net loss per common share	$(0.77)	$(0.10)

	For the Three Months Ended January 31,
	2005	2004
Consolidated Statements of Other Comprehensive Income (Loss):
Net loss	$(6,497)	$(806)
Other comprehensive income:
Write-off of accumulated foreign currency translation adjustments related to discontinued operations	2,511	—
Foreign currency translation adjustments	2,286	5,861
Unrealized gain on cash flow hedges	62	270
Comprehensive (loss) income	$(1,638)	$5,325

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	For the Three Months Ended January 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(704)	$(1,606)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,320	5,584
Amortization of debt fees	326	326
ESOP expense	550	442
Change in LIFO Reserve	8,103	140
(Gain) loss on sale of equipment	(168)	(2)
Provision for losses on accounts receivable and inventories	517	202
Change in deferred income taxes	206	525
Changes in operating assets and liabilities, net of acquisition of businesses:
Decrease in accounts receivable	2,081	10,428
Increase in inventories	(23,440)	(8,229)
Increase in other current assets	(2,361)	(1,842)
(Increase) decrease in other assets	326	1,285
Decrease in accounts payable	(3,478)	(12,472)
Decrease in accrued expenses	(10,027)	(11,408)
Increase (decrease) in other long-term liabilities	168	(1,320)
Net cash used in operating activities	(22,581)	(17,947)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,193)	(389)
Proceeds from sales of equipment	243	76
Proceeds from sales of net assets held for sale	—	1,609
Net cash (used in) provided by investing activities	(4,950)	1,296
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of credit facility	23,504	15,084
Repayments of Pennsylvania Industrial Loans	(90)	(88)
Net borrowings (repayments) of foreign bank borrowings	(1,375)	3,651
Payments for capital leases	(649)	(161)
Decrease in restricted cash related to capital lease agreement	407	—
Proceeds from issuance of common stock	294	291
Net cash provided by financing activities	22,091	18,777
NET CASH PROVIDED BY/ (USED IN) DISCONTINUED OPERATIONS	(1,486)	105
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(220)	(562)
Net (decrease) increase in cash	(7,146)	1,669
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	9,508	2,883
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,362	$4,552
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$10,710	$10,528
Cash paid during the period for income taxes	$1,128	$1,448
Capital expenditures related to capital lease	$2,469	$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)   Summary of Significant Accounting Policies

The consolidated financial information included herein has been prepared by the Company without audit, for filing with the U.S. Securities and Exchange Commission pursuant to the rules and regulations of the Commission.

The consolidated financial statements include the accounts of AEP Industries Inc. and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. In management’s opinion, all adjustments necessary for the fair presentation of the consolidated financial position as of January 31, 2005, the results of operations for the three months ended January 31, 2005 and 2004, and cash flows for the three months ended January 31, 2005 and 2004, have been made. The results of operations for the three months ended January 31, 2005, are not necessarily indicative of the results to be expected for the full year.

Certain prior period amounts related to the discontinued operations of the Company’s Spanish, Termofilm (Italy) and French businesses (see Note 11) as well as the Company’s Australian, New Zealand and Bordex (Holland) operations (see Note 14) have been restated to conform to the current period’s presentation.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004, filed with the U.S. Securities and Exchange Commission on January 31, 2005.

(2)   Earnings Per Share (EPS)

Basic earnings per share (“EPS”) are calculated by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. The number of shares used in such computation for the three months ended January 31, 2005 and 2004, was 8,412,488 and 8,189,206, respectively. Diluted EPS is calculated by dividing income (loss) by the weighted average number of common shares outstanding, adjusted to reflect potentially dilutive securities (options) using the treasury stock method. Because of the losses from continuing operations for the three months ended January 31, 2005 and 2004, the assumed net exercise of stock options in those periods was excluded, as the effect would have been anti-dilutive. At January 31, 2005 and 2004, the Company had 546,455 and 559,987 stock options outstanding, respectively, that could potentially dilute basic earnings per share in future periods that have income from continuing operations.

(3)   Inventories

Inventories are stated at the lower of cost (last-in, first-out method for domestic operations and first-in, first-out method for foreign operations and for supplies) or market, include material, labor and manufacturing overhead costs, less vendor rebates, and are comprised of the following:

	January 31, 2005	October 31, 2004
	(in thousands)
Raw materials	$20,652	$15,434
Finished goods	49,340	39,283
Supplies	2,056	1,991
	72,048	56,708
Less: Inventory reserve	1,211	1,022
Inventories, net	$70,837	$55,686

The last-in, first-out (LIFO) method was used for determining the cost of approximately 75% and 71% of total inventories at January 31, 2005 and October 31, 2004, respectively. Inventories would have been increased by $18.8 million and $10.7 million at January 31, 2005 and October 31, 2004, respectively, if the first-in first-out (FIFO) method had been used exclusively. Because of the Company’s continuous manufacturing process, there is no significant work in process at any point in time.

(4)   Other Income (Expense)

For the three months ended January 31, 2005 and 2004, other income (expense), net in the consolidated statements of operations consists of the following:

	For the three months ended January 31,
Income (expense)	2005	2004
	(in thousands)
Foreign currency exchange losses	$(254)	$(50)
Interest income	28	14
Other miscellaneous	(8)	100
Total	$(234)	$64

(5)   Segment and Geographic Information

The Company’s operations are conducted within one business segment, the production, manufacture and distribution of plastic packaging products, primarily for the food/beverage, industrial and agricultural markets. The Company operates in two geographical regions, North America and Europe.

Information about the Company’s operations (excluding the discontinued operations of the Spanish, French, Bordex and Termofilm subsidiaries (part of the European segment) and Australia and New Zealand (comprising all of the Pacific operations)—See Notes 11 and 14 for further information) by geographical area, with United States and Canada stated separately, for the three months ended January 31, 2005 and 2004, respectively, is as follows:

	North America
For the three months ended January 31, 2005	United States	Canada	Europe	Total
Sales—external customers	$135,221	$11,457	$30,644	$177,322
Intersegment sales	4,898	1,187	—	6,085
Operating income (loss) from continuing operations	5,813	1,740	(536)	7,017

	North America
For the three months ended January 31, 2004	United States	Canada	Europe	Total
Sales—external customers	$104,573	$10,027	$25,159	$139,759
Intersegment sales	3,737	768	31	4,536
Operating income (loss) from continuing operations	4,684	1,821	(1,059)	5,446

Operating income includes all costs and expenses directly related to the geographical area.

(6)   Derivative Instruments

The Company operates internationally, giving rise to exposure to market risks from fluctuations in interest rates and foreign exchange rates. To effectively manage these risks, the Company enters into foreign currency forward contracts and interest rate swaps. The Company does not hold or issue derivative financial instruments for trading purposes.

The Company enters into foreign exchange forward contracts to minimize the risks associated with foreign currency fluctuations on asset or liabilities denominated in other than the functional currency of the Company or its subsidiaries. These foreign exchange forward contracts are not accounted for as hedges in accordance with SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities”; therefore any changes in fair value of these contracts are recorded in other income (expense), net in the consolidated statements of operations. These foreign exchange forward contracts are recorded in the consolidated balance sheets at fair value.

The Company records all of its cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and as amended by SFAS No. 138 and SFAS No. 149.  For a derivative designated and qualifying as a cash flow hedge of anticipated foreign currency denominated transactions or interest on debt instruments, the effective portions of changes in the fair value of the derivative are recorded in accumulated comprehensive income (loss) in shareholders’ equity and are recognized in net income (loss) when the hedged item affects operations. If the transaction being hedged fails to occur, or if a portion of any derivative is ineffective, the gain or loss on the associated financial instrument is recorded immediately in operations.    For the three months period ended January 31, 2005 and 2004, the changes in the net fair value of derivative financial instruments designated as cash flow hedges by the Company was a gain of $62,000 and $270,000, respectively, which is included in accumulated other comprehensive income (loss).

(7)   Shareholders’ Equity

The Company does not recognize compensation expense relating to employee stock options because options are only granted with an exercise price at least equal to the fair value of the Company’s common stock on the effective date of the grant. If the Company had elected to recognize compensation expense using a fair value approach and, therefore, determined the compensation based on the value as determined by the Black-Scholes option pricing model, the pro forma net loss and loss per share would have been as follows:

	For the three months ended January 31,
	2005	2004
	(in thousands)
Net loss, as reported	$(6,497)	$(806)
Add: Stock-based employee compensation expense included in net loss	—	—
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of tax effects	(167)	(169)
Pro forma net loss	$(6,664)	$(975)
Earnings per share:
Basic loss per share, as reported	$(0.77)	$(0.10)
Basic loss per share, pro forma	$(0.79)	$(0.12)
Diluted loss per share, as reported	$(0.77)	$(0.10)
Diluted loss per share, pro forma	$(0.79)	$(0.12)

The fair value of each option was estimated on the date of grant using the following weighted average assumptions:

	For the three months ended January 31,
	2005	2004
Risk-free interest rates	4.22%	4.24%
Expected life in years	7.5	7.5
cted volatility	65.63%	67.56%
Dividend rate	0%	0%

The Company’s 1995 Stock Option Plan expired on December 31, 2004. The Company’s Board of Directors adopted the AEP Industries Inc. 2005 Stock Option Plan (“2005 Option Plan”) and the Company’s shareholders approved the 2005 Option Plan at its annual shareholders meeting held on April 13, 2004. The 2005 Option Plan became effective January 1, 2005 and will expire on December 31, 2014. The 2005 Option Plan provides for the granting of incentive stock options (“ISOs”) which may be exercised over a period of ten years and the issuance of Stock Appreciation Rights (SARs), restricted stock, performance shares and nonqualified stock options, including fixed annual grants, to non-employee directors. Under the 2005 Option Plan, outside directors receive a fixed annual grant of 1,000 options at the time of the annual meeting of shareholders. The Company has reserved 1,000,000 shares of the Company’s common stock for issuance under the 2005 Option Plan. These shares of common stock may be made available from authorized but unissued common stock, from treasury shares or from shares purchased on the open market. The Company issued 2,000 options under this plan as of January 31, 2005.

The Company’s 1995 Employee Stock Purchase Plan (“1995 Purchase Plan”) provides for an aggregate of 300,000 shares of common stock which have been made available for purchase by eligible employees of the Company, including directors and officers, through payroll deductions over successive six-month offering periods. The purchase price of the common stock under the 1995 Purchase Plan is 85% of the lower of the last sales price per share of common stock in the over-the-counter market on either the first or last trading day of each six-month offering period. During the three months ended January 31, 2005 and 2004, 31,925 and 45,859 shares, respectively were purchased by employees pursuant to the 1995 Purchase Plan. The 1995 Purchase Plan expires on June 30, 2005.

The Company’s Board of Directors adopted the AEP Industries Inc. 2005 Employee Stock Purchase Plan (“2005 Purchase Plan”) and the Company’s shareholders approved the 2005 Purchase Plan at its annual shareholders meeting held on April 13, 2004. The 2005 Purchase Plan will become effective July 1, 2005 and will expire on June 30, 2015. The Company has reserved a maximum of 250,000 shares of the Company’s common stock which will be made available for purchase by eligible employees, including employee directors and officers under the 2005 Purchase Plan. The 2005 Purchase Plan will operate in the same manner as the 1995 Purchase Plan, as outlined above.

(8)   Pension

The Company has defined benefit plans at selected foreign locations. For most salaried employees, benefits under these plans generally are based on compensation and credited service. For most hourly employees, benefits under these plans are based on specified amounts per year of credited service, as defined. The Company funds these plans in amounts actuarially determined or in accordance with the funding requirements of local law and regulations.

The components of net periodic benefit costs for the foreign defined benefit pension plans are as follows:

	For the three months ended January 31,
	2005	2004
	(in thousands)
Service cost	$437	$363
Interest cost	271	240
Expected return on plan assets	(283)	(213)
Employee contributions	(133)	(124)
Amortization of prior service cost	13	13
Amortization of net actuarial loss (gain)	(4)	(5)
Net periodic benefit cost	$301	$274

Employer Contributions

As of January 31, 2005, the Company contributed approximately $0.1 million to its foreign defined benefit pension plans. Presently, the Company anticipates contributing an additional $1.2 million to fund its foreign defined benefit pension plans in fiscal 2005 for a total of $1.3 million.

(9)   Income Taxes

Income taxes are accounted for using the asset and liability method. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against deferred tax assets and is recorded when management estimates that it is more likely than not that the asset will not be realized.

The provision for income taxes for the three months ended January 31, 2005, was $1.2 million on the income from continuing operations before the provision for income taxes of $0.5 million. The provision excludes approximately $0.5 million of tax benefits for the three months ended January 31, 2005, for foreign entities with net losses for which the Company has determined that it is more likely than not that the tax benefit will not be fully realized.

The provision for income taxes for the three months ended January 31, 2004, was $1.2 million on the loss from continuing operations before the provision for income taxes of $0.4 million. The provision excludes approximately $0.6 million of tax benefits for the three months ended January 31, 2004, for foreign entities with net losses for which the Company has determined that it is more likely than not that the tax benefit will not be fully realized.

The American Jobs Creation Act (“the Act”) was signed into effect on October 22, 2004. The Act includes a provision which encourages companies to reinvest foreign earnings in the U.S. by temporarily making certain dividends received by a U.S. corporation from controlled foreign corporations eligible for an 85% dividends-received deduction. The Company may elect to take this special one-time deduction for dividends received during the year ending October 31, 2005. The Company is still in the process of evaluating the effects of the repatriation provision. The related range of income tax effects of such repatriation cannot be reasonably estimated at the time of issuance of these financial statements. There have been no amounts recognized under the repatriation provision to date and, accordingly, there has been no effect on income tax expense (or benefit) included in these financial statements.

(10)   Liquidation of Fabbrica Italiana Articoli Plastici SpA

On September 22, 2003, the Board of Directors of the Company’s Italian holding company voted to voluntarily liquidate its Italian operating company, Fabbrica Italiana Articoli Plastici SpA (“FIAP”), because of its continued losses.

FIAP manufactured flexible packaging, primarily thin PCV film for twist wrapping and general over wrap. The Company does not believe the activities of FIAP represent a separate major line or component of its business or separate class of customers as production and sale of similar products are done in other AEP European facilities. The Company’s other facilities continue to produce products for and supply some of FIAP’s customers. As a result, the Company has not recorded the losses associated with the shut down as a discontinued operation and has included the losses in operating expenses in its consolidated statement of operations.

During the fourth quarter of fiscal 2003, the Company recorded a pre-tax loss of $13.3 million related to the shutdown of FIAP based on its best estimates in establishing asset impairments, allowances and asset write downs and reserves needed as a result of the voluntary liquidation of FIAP. The following is a summary of the reserves still remaining at January 31, 2005, and included in accrued expenses in the consolidated balance sheets:

	Balance at October 31, 2004	Payments	Foreign Exchange	Balance at January 31, 2005
	Amounts in thousands
Reserve for non-compete agreements	$116	$(28)	$(1)	$87
Reserve for other costs	314	—	6	320
Total Reserves	$430	$(28)	$5	$407

The Company has three non-compete agreements outstanding at January 31, 2005. The last payment is expected to be made on September 30, 2006, in accordance with the agreements.

Other costs relate to litigation claims made against the Company and represent the Company’s best estimate of settlement costs.

The following information summarizes the results of operations of FIAP, excluding the above charges, included in the consolidated statements of operations:

	For the three months ended January 31, 2005	For the three months ended January 31, 2004
	(in thousands)
Net sales	$—	$1,970
Gross profit	—	26
(Loss) from operations	(334)	(362)
Net loss	$(333)	$(273)

The liquidation of FIAP was considered substantially completed at October 31, 2004, except for the sale of the land and building. The Company does, however, expect to incur additional expenses in fiscal 2005. These expenses relate to the salaries of contracted people who will assist in the dismantling and shipping of the machinery, security costs, liquidator costs, legal fees, accounting fees and any additional costs that may arise. The Company estimates at January 31, 2005, these costs to be approximately $0.2 million for the remainder of fiscal year 2005.

Net assets held for sale include machinery, land and buildings for the FIAP location. Fair value is based on estimated proceeds from the sale of the machinery and facility utilizing recent buy offers and data obtained from commercial real estate broker less cost to sell. No book gains or losses are expected on these sales. Sale of the FIAP land and building is expected to be completed during fiscal 2005.

At the completion of the sale of the FIAP land and building the Company, in accordance with SFAS No. 52, “Foreign Currency Translation,” expects to charge operations for the accumulated translation adjustment component of FIAP’s equity. At January 31, 2005, the FIAP accumulated translation loss included in accumulated other comprehensive loss was approximately $9.8 million.

(11)   Discontinued Operations

The Company’s management committed to a plan during the first quarter of fiscal 2005 to divest its French and Termofilm subsidiaries, each a component of the Company’s European operations. The French subsidiary manufactures a range of products in PVC stretch film and the Termofilm subsidiary manufactures polyolefins shrink films.

On February 10, 2005, the Company completed the disposition of the French operations. An investor group took over the French operations and assumed all of the associated liabilities of the French subsidiary (other than intercompany liabilities), including third-party bank borrowings. In addition, the Company expects the sale of Termofilm to be completed in a management-buyout arrangement during the second quarter of fiscal 2005 for approximately $2.1 million.

In July 2004, the Company’s management approved a plan to dispose of its Spanish subsidiary, a component of the Company’s European segment, because of its continued losses. The Spanish subsidiary manufactured a range of products in PVC stretch film, primarily for the automatic and manual wrapping of fresh food and for catering film use. The Company actively commenced marketing the sale of its Spanish subsidiary to interested parties in July 2004. After failed attempts to sell the Spanish operations, management placed the operation in liquidation in September 2004. On September 30, 2004, the Spanish subsidiary ceased operations. As a result, during the fourth quarter of 2004, the Company recorded a liability for employee termination costs based on negotiations with Spanish unions of $3.3 million in which $2.9 million was paid by January 31, 2005, with the remaining $0.4 expected to be paid during the second quarter of fiscal 2005. A liability for estimated lease termination costs of $0.9 million had also been recorded in liabilities of discontinued operations in the consolidated balance sheets. Agreement with the lessor has been reached and the liability is $0.7 million. The additional $0.2 million has been utilized to reduce other assets to realizable value based on other developments during the quarter ended January 31, 2005.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the disposal of these subsidiaries are being accounted for as discontinued operations and, accordingly, their assets and liabilities have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. The estimated loss on disposition includes an impairment loss to reduce the carrying value to fair value, less cost to dispose, for the French and Termofilm subsidiaries of approximately $1.8 million and $0.4 million, respectively, based on estimated proceeds and is included in the liabilities of discontinued operations in the consolidated balance sheets.

At January 31, 2005, the accumulated foreign currency translation losses for the French and Termofilm subsidiaries of $2.1 million and $0.2 million, respectively, have been charged to loss from disposition. In accordance with SFAS No. 52, “Foreign Currency Translation”, these amounts were previously carried as a reduction of consolidated shareholders’ equity and, an equal and offsetting amount was reported in accumulated other comprehensive loss. The Spanish discontinued operations foreign currency translation losses of $0.2 million for the quarter ended January 31, 2005 have been charged to loss from disposition.

Condensed financial information related to these discontinued operations is included in Note 14.

(12)   Commitments and Contingencies

Claims and Lawsuits:

The Company and its subsidiaries are subject to claims and lawsuits which arise in the ordinary course of business. On the basis of information presently available and advice received from counsel representing the Company and its subsidiaries, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits against the Company will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Contingencies:

In fiscal 2001, the European Commission served the Company’s Netherlands subsidiary with a notice to produce various documents and other evidence relating to its investigation of a possible violation of European Competition Law by the subsidiary. The Company has cooperated with the European Commission in its investigation. The Company’s last written communication with the European Commission was in January 2002. At this time, no litigation is pending against the Company involving this matter, and the Company is not in a position to evaluate the outcome of this investigation. However, there can be no assurance that in the event that the European Commission serves a Statement of Objections instituting a proceeding against the Company’s Netherlands subsidiary which results in a fine being assessed, that the amount of the fine would not be material.

In February 2004, the Company’s New Zealand subsidiary was served with two summonses and complaints applicable to a business acquired by the subsidiary on November 2, 2001, and immediately transferred to a joint venture company, Rapak Asia Pacific Limited, in which the subsidiary held a 50.1% interest, which interest was sold in May 2003. The complaints allege approximately $9.0 million in damages for defective products manufactured both before and after November 2, 2001. The Company has referred this matter to the insurance carriers that it believes are responsible to defend and indemnify its New Zealand subsidiary for the alleged liability. The insurance carriers have agreed to defend the claims subject to reservations of rights. The Company also believes it may be entitled to indemnification under various agreements. Based on developments to date, the Company believes that the outcome of this matter will not have a material adverse effect on its results of operations, financial position or liquidity.

(13)   Subsequent Events

On February 10, 2005, the Company signed an amendment to the existing senior secured credit facility entered into with Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation and certain other lenders increasing the Company’s maximum borrowings under the existing senior secured credit facility from $85.0 million to $100.0 million. In addition, on February 25, 2005, the Company further amended and obtained consent under the senior credit facility to permit the tender offer and consent solicitation for the Company’s Senior Subordinated Notes and increased the annual permitted amount for certain repayments of indebtedness and repurchases of securities of the Company and for certain investments from $25.0 million to $50.0 million.

On February 10, 2005, the Company completed the sale of the French operations to an investor group in consideration for their assumption of all of the associated liabilities of the French subsidiary (other than intercompany liabilities), including third-party bank borrowings.

On February 4, 2005, Borden Holdings LLC sold substantially all of the Company’s common stock owned by it to a group of affiliated purchasers, led by Third Point LLC (“Third Point”). Prior to this sale, Borden owned approximately 25.8% of the Company’s common stock. In connection with this sale, the Company entered into an agreement with Third Point and J. Brendan Barba, the Company’s Chairman, President and Chief Executive Officer, concerning certain governance and other matters affecting Third Point, Mr. Barba and the Company. Among other things, the agreement requires the Company and Mr. Barba to take all actions under their control to cause, depending on the percentage of stock ownership of the Company by Third Point and its affiliated purchasers, up to two persons designated by Third Point to be appointed and elected to the Company’s Board of Directors following delivery of a notice to the Company and to Mr. Barba exercising such right to designate. In addition, the agreement provides the Third Point affiliated purchasers with certain registration rights in respect of their stock in the Company that are substantially similar to the registration rights held by Borden.

In addition to the discontinued operations discussed in Note 11, management has committed to a plan during the three months ended April 30, 2005 to divest three additional foreign subsidiaries; AEP Bordex BV, AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.

On May 2, 2005, the Company completed its sale of AEP Industries (Australia) Pty. Limited and AEP Industries (New Zealand) Limited, (collectively, the “Pacific operations”), to Flexible Packaging Operations Australia Pty Limited and Flexible Packaging Operations New Zealand Limited, both of which are subsidiaries of Catalyst Investment Managers Pty Limited. The total proceeds were $58.6 million, including approximately $22.9 million of cash advanced to the Company on collection of the net trade accounts receivables outstanding in the Pacific operations at April 30, 2005. The purchase price and advanced monies are subject to final balance sheet audit adjustments.

The sale of the Pacific operations excluded approximately 22 acres of land and building facilities located in Sydney, Australia and owned by AEP (Australia) Pty Limited. The book value of the property at April 30, 2005 is approximately $8 million and is included in property, plant and equipment on the consolidated balance sheets. The buyer will occupy this property rent free for a period which will not exceed 1 1/2 years after which the buyer will either lease or vacate the property. If the buyer vacates the property, the Company intends to sell this property at that time.

The Company has recorded an impairment to the assets of discontinued operations related to the Pacific operations at April 30, 2005 of $1.1 million, including an allocation for the fair value of the free rent, and is included in the pre-tax loss from discontinued operations. The Company has recorded a loss on the sale of the Pacific operations to be $0.6 million, after all costs to sell, and is included in pre-tax loss from disposition. The Company expects to pay approximately $1.6 million related to stay bonuses, commissions and severance to certain employees of the Pacific companies and will record these through expenses of the discontinued operations in the third quarter of fiscal 2005.

On June 8, 2005, the Company entered into an agreement to sell the shares of it’s Bordex operations for approximately $2.3 million.

Condensed financial information related to these discontinued operations, as well as our Spanish, French and Termofilm operations as discussed in Note 11, is as follows:

(in thousands)

For the three months ended January 31, 2005	Spain	France	Termofilm	Australia	New Zealand	Bordex	Total
Net sales	$132	$7,227	$1,144	$21,497	$14,304	$4,266	$48,570
Gross profit (loss)	(115)	1,044	356	1,689	1,541	656	5,171
Pre-tax income (loss) income from operations	(132)	(240)	33	(888)	21	16	(1,190)
Loss on disposition	(216)	(3,876)	(627)	—	—	—	(4,719)
Net (loss) income	$(348)	$(4,116)	$(613)	$(888)	$24	$148	$(5,793)

For the three months ended January 31, 2004	Spain	France	Termofilm	Australia	New Zealand	Bordex	Total
Net sales	$3,843	$6,330	$979	$21,016	$12,904	$4,063	$49,135
Gross profit (loss)	541	1,009	345	2,624	1,993	722	7,234
Pre-tax income (loss) income from operations.	(287)	(57)	74	265	670	99	764
Net (loss) income	$(127)	$—	$64	$335	$450	$78	$800

Asset and liabilities of the discontinued operations are comprised of the following at January 31, 2005:

	Spain	Australia	New Zealand	Bordex	France	Termofilm	Total
	in thousands)
Assets:
Cash	$3,829	$312	$509	$—	$283	$207	$5,140
Accounts receivable	249	13,996	6,848	2,108	4,608	1,844	29,653
Inventories	156	11,591	9,628	1,791	2,827	814	26,807
Machinery and equipment	1,000	22,508	23,588	20	1,431	231	48,778
Goodwill	—	5,140	6,184	430	—	411	12,165
Other assets	244	1,167	3,240	154	1,491	138	6,434
Total Assets	$5,478	$54,714	$49,997	$4,503	$10,640	$3,645	$128,977
Liabilities:
Bank borrowings	$—	$9,651	$10,147	$1,911	$3,754	$—	$25,463
Accounts payable	3,957	6,818	3,380	449	3,140	664	18,408
Accrued expenses	2,330	8,535	5,047	26	3,139	1,649	20,726
Total Liabilities	$6,287	$25,004	$18,574	$2,386	$10,033	$2,313	$64,597

Asset and liabilities of the discontinued operations are comprised of the following at October 31, 2004:

	Spain	Australia	New Zealand	Bordex	France	Termofilm	Total
	in thousands)
Assets:
Cash	$1,601	$6	$43	$—	$35	$120	$1,805
Accounts receivable	2,532	16,129	7,146	1,879	4,237	2,010	33,933
Inventories	342	12,702	9,793	2,011	2,908	807	28,563
Machinery and equipment	1,000	22,418	23,194	22	3,430	653	50,717
Goodwill	—	5,140	6,184	430	—	411	12,165
Other assets	574	1,463	2,076	107	1,458	167	5,845
Total Assets	$6,049	$57,858	$48,436	$4,449	$12,068	$4,168	$133,028
Liabilities:
Bank borrowings	$—	$11,114	$8,304	$1,318	$3,536	$—	$24,272
Accounts payable	3,973	8,145	4,792	923	2,894	727	21,454
Accrued expenses	2,866	8,526	6,667	128	3,531	1,475	23,193
Total Liabilities	$6,839	$27,785	$19,763	$2,369	$9,961	$2,202	$68,919

Item 2.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Our primary business is the manufacturing and marketing of plastic films for use in the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agricultural and textile industries. Our principal manufacturing operations are located in the United States, Canada, the Netherlands and Belgium. We may either sell the film or further process it by metallizing, printing, laminating, slitting or converting it. Our processing technologies enable us to create a variety of value-added products according to the specifications of our customers. We have additional manufacturing operations in Australia and New Zealand, all of which we are in the process of marketing.

Resin costs, depending on the product line, average between 55% and 74% of the cost of goods sold. Since resin costs fluctuate, selling prices are generally determined as a “spread” over resin costs, usually expressed as cents per pound. Accordingly, costs and profits are most often expressed in cents per pound, and, with certain exceptions, the historical increases and decreases in resin costs have been reflected over a period of time in the sales prices of the products on a penny-for-penny basis. Assuming a constant volume of sales, an increase in resin costs should, therefore, result in increased sales revenues but lower gross profit as a percentage of sales or gross profit margin, while a decrease in resin costs should result in lower sales revenues with higher gross profit margins, and thus in both cases with no impact on gross profit. Resin pricing increased 19.6% during fiscal 2004 in North America and at a much higher rate in our European regions. In North America, we were able to pass through these resin increases in fiscal 2004; however resin increases in the European markets were not all passed through in fiscal 2004 due to customer resistance and to the competitive market place. During the first quarter of fiscal 2005, we had a 14.8% increase in per pound resin costs in North America and we anticipate future price increases in resin worldwide for the balance of fiscal 2005. There can be no assurance that we will be able to pass on resin price increases on a penny-for-penny basis in the future.

Results of Continuing Operations:

Three Months Ended January 31, 2005, as Compared to Three Months Ended January 31, 2004

Net Sales and Gross Profit

Net sales for the three months ended January 31, 2005, increased by $37.6 million, or 26.9%, to $177.3 million from $139.8 million for the three months ended January 31, 2004. The increase in net sales included $3.1 million of positive impact of foreign exchange, $21.7 million from increased per unit selling prices and $12.8million from the increased sales volume. Net sales in North America increased $32.1 million to $146.7 million in the first quarter of fiscal 2005 from $114.6 million in the same period in the prior fiscal year. The increase was primarily due to a 9.8% increase in sales volume along with a 15.9% increase in per unit average selling prices. The first quarter of 2005 also included $0.6 million of positive impact of foreign exchange relating to our Canadian operations. The increase in average selling prices is attributable to higher raw material costs, primarily resin, which we were able to pass through to our customers in the current period. Net sales in Europe increased $5.5 million to $30.6 million for the three months ended January 31, 2005, from $25.1 million for the three months ended January 31, 2004. This increase for the period was a result of the positive impact of foreign exchange of $2.2 million combined with a 14.8% increase in per unit selling prices offset by a 1.7% decrease in sales volume. In spite of continuing general economic pressures of the region and the competitive marketplace, European operations were able to pass through to its customers current resin price increases which increase the per unit selling prices.

Gross profit for the three months ended January 31, 2005, was $29.0 million compared to $25.4 million for the three months ended January 31, 2004. This increase of $3.7 million in gross profit was primarily a result of increased sales volume, primarily in North America in addition to the positive impact of foreign exchange of $0.4 million for the first fiscal quarter of 2005. Gross profit in North America increased $2.9 million, or 12.6%, to $26.1 million for the quarter ended January 31, 2005, which was primarily due to the 9.8% increase in sales volume, which increased gross profit by $2.3 million, in addition to $0.2 million of positive impact of foreign exchange. Gross profit in Europe increased $0.7 million, or 34.6% to $2.9 million for the three months ended January 31, 2005, from $2.2 million for the three months ended January 31, 2004. This increase includes the positive effect of foreign exchange of $0.2 million for the first quarter of fiscal 2005 and increases in per unit selling prices which resulted from being able to pass through to its customers current period resin price increases.

Operating Expenses

Operating expenses for the three months ended January 31, 2005 increased $2.3 million or 11.4% to $22.2 million from the comparable period in the prior fiscal year. The operating expenses increased $0.4 million as a result of negative impact of foreign exchange. Delivery expenses for the first quarter of fiscal 2005 were $7.7 million versus $7.1 million in the prior year. After giving effect to the negative foreign exchange impact of $0.1 million, delivery expenses increased by $0.5 million from the prior year as a result of the 9.8% increase in North America sales volume in the first quarter of fiscal 2005. Selling expenses decreased by $0.3 million to $7.7 million from $8.0 million in the same period in the prior fiscal year. This decrease can be primarily attributed to net reductions in other selling expenses of $0.4 million, which were offset by the negative impact of foreign exchange of $0.1 million. General and administrative expenses for the three months ended January 31, 2005, increased by $1.9 million or 40.8% to $6.7 million from $4.8 million in the same period in the prior fiscal year. This increase was primarily due to legal and advisory expenses and costs related to compliance with the Sarbanes-Oxley Act of 2002 which increased general and administrative expenses by $1.8 million and the negative impact of foreign exchange of $0.1 million for the first quarter of fiscal 2005 as compared to the comparable prior period.

Other Operating Income (Expense)

Other operating income (expense) for the three months ended January 31, 2005, amounted to $168,000 in income versus $2,000 in income the same period of the prior fiscal year, which were the result of net gains (losses) on sales of equipment during the first quarter of each of the fiscal years.

Interest Expense

Interest expense for the three months ended January 31, 2005, was $6.3 million compared to $6.0 million for the three months ended January 31, 2004. This increase in interest expense of $0.3 million is primarily due to a higher average debt outstanding in addition to slightly higher interest rates for the three months ended January 31, 2005 as compared to the same period in the prior fiscal year.

Other Income (Expense)

Other income (expense) for the three months ended January 31, 2005, amounted to a $234,000 in expense, an increase of $298,000 in expense from $64,000 in income in the comparable prior year period. During the current period, we recognized $254,000 of foreign currency transaction losses versus losses of $50,000 during the same period in the prior fiscal year due to the number of our hedge contracts settled in each period and unrealized losses on foreign currency denominated payables and receivables. Interest income for the first quarter of fiscal 2005 amounted to $28,000 up from $14,000 in the prior year period. Other miscellaneous expense amounted to $8,000 for the current fiscal quarter versus income of $100,000 in the prior fiscal period.

Provision for Income Taxes

The provision for income taxes for the three months ended January 31, 2005, was $1.2 million on the income from continuing operations before the provision for income taxes of $0.5 million. The current provision for income taxes for the three months ended January 31, 2005, excludes approximately $1.1 million of tax benefits for the three months ended January 31, 2005, for foreign entities with net losses for which management has determined that it is more likely than not that the tax benefit will not be fully realized. The provision for income taxes for the three months ended January 31, 2004, was $1.2 million on loss from continuing operations before the provision for income taxes of $0.4 million. The provision for incomes taxes for the three months ended January 31, 2004 reflects the provision for entities having taxable income and excludes $0.6 million of tax benefits for those foreign entities with net losses in which we have determined that it is more likely than not that the current tax benefit will not be fully utilized.

Discontinued Operations

In July 2004, the Company’s management approved a plan to dispose of its Spanish subsidiary, a component of the Company’s European segment, because of its continued losses. The Spanish subsidiary manufactured a range of products in PVC stretch film, primarily for the automatic and manual wrapping of fresh food and for catering film use. The Company actively commenced marketing the sale of its Spanish subsidiary to interested parties in July 2004. After failed attempts to sell the Spanish operations, management placed the operation in liquidation in September 2004. On September 30, 2004, the Spanish subsidiary ceased operations. As a result, during the fourth quarter of 2004, the Company recorded a liability for employee termination costs based on negotiations with Spanish unions of $3.3 million in which $2.9 million was paid by January 31, 2005, with the remaining $0.4 million paid during the second quarter of fiscal 2005. Additionally, there was a reserve for lease termination costs at October 31, 2004 totaling $1.2 million. A final agreement with the lessor has been reached for $0.7 million which will be paid equally over each of the next 21 months ending in November 2006. The additional $0.5 million has been reversed into the statement of operation during the three months ending April 30, 2005 and is reflected in the pre-tax loss of discontinued operations in the consolidated statements of operations.

The Company’s management committed to a plan during the three months ended January 31, 2005 to divest two of its foreign subsidiaries: AEP Industries Packaging France SAS, Termofilm SpA, and subsequently in the three months ended April 30, 2005 committed to a plan to divest of three additional foreign subsidiaries; AEP Bordex BV, AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.

Net sales of the discontinued operations for the three months ended January 31, 2005, decreased by $0.6 million, or 1.1%, to $49.1 million from $48.6 million for the three months ended January 31, 2004. The positive impact of foreign exchange of $2.8 million was offset by a decrease in sales of $3.4 million. The decrease was primarily due to the liquidation of the Spanish operations with $0.1 million sales during the current period as they are completing their liquidation process versus $3.8 million for the three months ended January 31, 2004. The sales of the remaining discontinued operations increased $0.4 million resulting from an increase in average sell price of 9.7% due to increasing resin prices.

Gross profit of the discontinued operations for the six months ended January 31, 2005 decreased by $2.1 million to $5.2 million, from $7.2 million for the three months ended January 31, 2004. The positive impact of foreign exchange of $0.3 million was offset by a decrease in gross profit of $2.4 million resulting primarily from the cessation of the Spanish operations and a $1.6 million decline in the gross profit of the Asia/Pacific operations due to a decrease in average per unit selling prices resulting from the competitive market and a change in product mix to lower gross margin products.

Liquidity and Capital Resources

We have historically financed our operations through cash flow generated from operations and borrowings by us and our subsidiaries under various credit facilities. Our principal uses of cash have been to fund working capital, including operating expenses, debt service and capital expenditures.

Our working capital amounted to $151.2 million at January 31, 2005, compared to $127.7 million at October 31, 2004. This $23.5 million increase in working capital was primarily the result of an increase in raw material costs (prime resin) and sales volume in North America that increased our investment in inventories during the period by $15.1 million, combined with a decrease in accrued expenses that were accrued at October 31, 2004 and subsequently paid during the current quarter. The increase in the net assets of the discontinued operations includes a reserve of $2.2 million for the anticipated loss on the disposition of the Termofilm and French subsidiaries. The remaining increases and decreases in components of our net working capital reflect the normal operating activity for the period. The increase in working capital was funded through additional borrowings under our senior credit facility.

On November 20, 2001, we entered into a Loan and Security Agreement with Congress Financial Corporation which has been succeeded by merger by Wachovia Bank Association as initial lender thereunder and as agent for the financial institutions that would from time to time be lenders thereunder. Under this agreement the Lenders provided a maximum credit facility of $85 million, including a letter of credit facility of up to $20 million. The senior credit facility had an initial three-year term with an option held by us to extend prior to the end of year three for an additional year and, if so extended, at the end of year four for an additional year, in each case subject to the satisfaction of certain conditions, including the payment of an extension fee of 0.25% of the maximum amount of borrowings under the senior credit facility. The term of the senior credit facility has been extended to November 19, 2005, and may be extended to November 19, 2006. We expect to refinance the senior credit facility at that time. However, any extension of the maturity of the senior credit facility is subject to certain conditions and, under certain circumstances; the lenders under the senior credit facility may elect to not permit us to renew the senior credit facility.

Amounts available for borrowing are based upon the sum of eligible accounts receivable and inventories, determined on a monthly basis, and the aggregate value of eligible buildings and equipment. The senior credit facility is secured by mortgages and liens on our domestic assets and on 66% of our equity ownership in certain foreign subsidiaries. The agreement contains customary bank covenants, including limitations on the incurrence of debt, the disposition of assets, the making of restricted payments and the payment of cash dividends. At any time Excess Availability, as defined by the senior credit facility, is less than $20.0 million, a minimum EBITDA covenant becomes applicable and a springing lock-box becomes activated; at any time Excess Availability is less than $10.0 million, we also become subject to further restrictions, including limitations on inter-company funding. When the springing lock-box is activated, all remittances received from customers in the United States automatically repay the balance outstanding under the senior credit facility. The automatic repayments through the lock-box remain in place until Excess Availability exceeds $20.0 million for 30 consecutive days. During the period in which the lock-box is activated, all debt outstanding under the senior credit facility is classified as a current liability, which may materially affect our working capital ratio. During the first quarter of fiscal 2005 the Excess Availability under our senior credit facility ranged from $33.2 million to $64.0 million. Our Excess Availability under this facility was $39.4 million at January 31, 2005. We currently project that our Excess Availability under this facility will exceed $20.0 million through October 31, 2005, at a minimum, based upon budgeted financial statements and budgeted cash requirements. Interest rates under the senior credit facility range from, in the case of loans based on the prime rate, the prime rate plus 025% to 1.00% or, in the case of loans based on LIBOR, LIBOR plus 2.25% to 3.00%, in each case depending on (i) Excess Availability and (ii) our leverage. We are obligated to pay an unused line fee on the excess of the maximum credit facility amount over the average daily usage of the senior credit facility at a rate equal to 0.375% or 0.5%, depending upon

(i) Excess Availability and (ii) our leverage. As of January 31, 2005, there was $45.6 million outstanding at a weighted average interest rate of 5.02% under this senior credit facility.

On February 10, 2005, we entered into an amendment to the senior credit facility increasing our maximum borrowings under the existing senior credit facility from $85.0 million to $100.0 million. In addition, on February 25, 2005, we further amended and obtained consent under the senior credit facility to permit the tender offer and consent solicitation for our Senior Subordinated Notes described below and increased the annual permitted amount for certain repayments of indebtedness and repurchases of our securities and for certain investments from $25.0 million to $50.0 million.

In November 1997, we completed an offering of $200.0 million in aggregate principal amount of 9.875% Senior Subordinated Notes due November 15, 2007. The issue price was 99.224% resulting in an effective yield of 10%. The Notes contain certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio and certain restrictions on, but not limited to, dividends, consolidations and certain asset sales and additional indebtedness. We were in compliance with all of there covenants at January 31, 2005. On February 17, 2005, we commenced an offer to purchase for cash all of the outstanding $200.0 million aggregate principal amount of the notes and we solicited consents to eliminate substantially all of the restrictive covenants. As of March 4, 2005, we had received the requisite consents. This offer to purchase is contingent upon the closing of the new senior notes described below.

On February 28, 2005, we announced our intention to sell approximately $175.0 million in aggregate principal amount of senior notes. On March 10, 2005, we entered into a purchase agreement with Merrill Lynch & Co. and Deutsche Bank for the sale of $175.0 million aggregate principal amount of 7.875% Senior Notes due 2013. The transaction is expected to close March 18, 2005.

We maintain various credit facilities at our foreign subsidiaries. At January 31, 2005, the aggregate amount outstanding under such facilities was $12.1 million, all of which is secured by various assets of the foreign subsidiaries, and which may include accounts receivable, inventories, property and machinery, equipment and real estate. The carrying amount of the collateral at January 31, 2005, was $72.5 million. There was $6.9 million additional availability under these facilities at January 31, 2005. We guarantee certain of the debt of our foreign subsidiaries through corporate guarantees aggregating approximately $8.9 million at January 31, 2005. There are no existing events of default that would require us to satisfy these guarantees. Borrowings under these facilities are used to support operations at such subsidiaries and are generally serviced by local cash flow from operations.

Our cash and cash equivalents were $2.4 million at January 31, 2005, as compared to $9.5 million at October 31, 2004. Net cash used in operating activities from continuing operations during the three months ended January 31, 2005, was $22.6 million, primarily comprised of a loss from continuing operations of $0.7 million adjusted for non-cash operating charges for depreciation and amortization of $5.3 million and an increase in our LIFO reserve of $8.1 million. In addition to these positive adjustments, we had a decrease in accounts receivable of $2.1 million. These were offset by increases in inventories of $23.4 million, in other current assets of $2.4 million and a reduction in accounts payable and accrued expenses of $3.5 million and $10.0 million, respectively. In each period, the net changes in other operating assets and liabilities reflect normal operating activity.

Net cash used in investing activities during the three months ended January 31, 2005, was $5.0 million, resulting primarily from investments in capital expenditures of $5.2 million. This was offset by proceeds from the sale of equipment of $0.2 million.

Net cash provided by financing activities during the three months ended January 31, 2005, was $22.1 million, reflecting net borrowings of $22.1 million under available credit facilities, including foreign bank borrowings, and proceeds from stock issuances of $0.3 million, offset by net cash payments of $0.2 for capitalized leases.

Net cash used in our discontinued operations during the three months ended January 31, 2005, was $1.5 million, resulting primarily from cash used in the close down of our Spanish subsidiary offset by cash provided by the normal operating cash flows for the French, Termofilm, Australian, New Zealand and Bordex subsidiaries.

Our aggregate commitments under our senior credit facility, Senior Subordinated Notes, foreign borrowings, capital leases and noncancelable operating lease agreements as of January 31, 2005, are as follows:

For the fiscal years ending October 31,	Borrowings	Capital Leases(3)	Operating Leases	Total Commitment
	(in thousands)
2005 balance of year	$9,436	$1,296	$5,347	$16,079
2006	663	1,729	5,931	8,323
2007(1)	46,408	1,729	3,961	52,098
2008(2)	200,349	808	2,091	203,248
2009	783	67	1,038	1,888
Thereafter	2,126	0	4,062	6,198

(1)          We expect to refinance our revolving credit facility, which expires in November 2005 with an option held by us to extend the expiration date to November 2006. The senior credit facility is expected to be refinanced at that time.

(2)          We expect to refinance our Senior Subordinated Notes, which mature in November 2007 in March 2005.

(3)   Excludes a capital lease in Belgium in which future lease payments are secured by cash restrictively held at a third party.

We expect to use approximately $225,000 of cash for the shutdown of FIAP for the remainder of fiscal 2005 and approximately $375,000 of cash for operating costs such as salaries, utilities and professional fees in Spain for the remainder of fiscal 2005.

We know of no current or pending demands or commitments that will materially affect liquidity, however we have $8.9 million in approved capital project spending that is scheduled to be incurred in fiscal 2005.

We have approximately $3.3 million of unfunded pension benefit obligations at October 31, 2004, for foreign locations. We expect to contribute a total of approximately $1.5 million related to these foreign defined benefit plans during fiscal 2005.

In November 2004, we exercised our early purchase option in the Netherlands to purchase certain operating leases for machinery under a new three-year capital lease of which the principal payments aggregates $2.5 million over its term.

We believe that our cash on hand at January 31, 2005, and our cash flow from operations, assuming no material adverse change and the closing of the Senior Notes offering on March 18, 2005, combined with the availability of funds under our senior credit facility and credit lines available to our foreign subsidiaries for local currency borrowings will be sufficient to meet our working capital, capital expenditure and debt service requirements for the foreseeable future. At January 31, 2005, we had an aggregate of approximately $47.4 million available under our credit facilities, before the $15.0 million increase in our revolving credit facility in February 2005.

Effects of Inflation

Inflation is not expected to have significant impact on our business.

Contingencies

In fiscal 2001, the European Commission served our Netherlands subsidiary with a notice to produce various documents and other evidence relating to its investigation of a possible violation of European Competition Law by the subsidiary. We have cooperated with the European Commission in its investigation. Our last written communication with the European Commission was in January 2002. At this time, no litigation is pending against us or our subsidiary involving this matter, and we are not in a position to evaluate the outcome of this investigation. However, there can be no assurance that in the event that the European Commission serves a Statement of Objections instituting a proceeding against our Netherlands subsidiary which results in a fine being assessed, that the amount of the fine would not be material.

In February 2004, our New Zealand subsidiary was served with two summonses and complaints applicable to a business acquired by the subsidiary on November 2, 2001, and immediately transferred to a joint venture company, Rapak Asia Pacific Limited, in which the subsidiary then held a 50.1% interest, which interest was sold in May 2003. The complaints allege approximately $9.0 million in damages for defective products manufactured both before and after November 2, 2001. We have referred these complaints to the insurance carriers that we believe are responsible to defend and indemnify our New Zealand subsidiary for the alleged liability. Two of the insurance carriers have agreed to defend the actions subject to reservations of rights. We also believe we may be entitled to indemnification under various agreements. Based on developments to date, we believe that the outcome of these actions will not have a material adverse effect on our results of operations, financial position or liquidity.

Forward-Looking Statements

Management’s Discussion and Analysis of Financial Condition and the Results of Operations and other sections of this report contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect our current views of future events and financial performance, involve certain risks and uncertainties. The terms “anticipates,” “plans,” “estimates,” “expects,” “believes,” “may,” “intends” and similar expressions as they relate to us or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are intended to identify such forward-looking statements. We wish to caution readers that the assumptions which form the basis for forward-looking statements with respect to, or that may impact earnings or liquidity for, the year ending October 31, 2005, include many factors that are beyond our ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, availability of raw materials, our strategy to sell or dispose of  certain of our non-North American operations, ability to pass raw material price increases to customers in a timely fashion, the potential of technological changes that would adversely affect the need for our products, exchange rate fluctuations, price fluctuations which could adversely impact our inventory, and changes in United States or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates. Parties are cautioned not to rely on any such forward-looking statements or judgments in this section and in other parts of this report.